Exhibit 99.2

Triumph Bancorp, Inc. to Acquire Valley Bancorp, Inc.

DALLAS, July 26, 2017 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ:TBK) (the “Company”) today announced that it has signed a definitive agreement to acquire Valley Bancorp, Inc., parent of Valley Bank & Trust, headquartered in Brighton, Colorado.

Valley Bancorp, Inc. is a bank holding company with $314 million in total assets as of June 30, 2017. Its community banking subsidiary, Valley Bank & Trust, is an independent, family-owned Colorado bank serving individuals and business customers since 1971, from seven locations across the northern front range including Brighton, Dacono, Denver, Hudson, Westminster and Strasburg, Colorado.

“The O’Dell family has built a remarkable family-owned bank that has served their customers and their communities well,” said Aaron P. Graft, Vice Chairman and CEO of Triumph Bancorp, Inc. “We look forward to providing the exceptional service their customers expect, while expanding the product offerings available to them. We are also excited to increase our presence in Colorado to 32 full service banking locations through this acquisition.”

“When we met with Triumph, I knew right away that this was the perfect fit,” said James J. O’Dell, Valley Bancorp, Inc. Chairman of the Board. “Our cultures of values, service, and philanthropy are in line with each other. I am excited about the possibilities that lie ahead. Most importantly, I want to thank our customers, especially those that have stayed with us for many decades, even through the difficult times. Triumph is committed to providing the same personal service we have always tried so hard to deliver to our customers.”

Simultaneously with the closing of the transaction, Valley Bank & Trust will be merged into TBK Bank, SSB, with the resulting institution operating under the TBK Bank brand name.

The transaction has been unanimously approved by the Boards of Directors of both companies and is subject to customary closing conditions, including receipt of required regulatory approvals and approval of the definitive agreement by Valley Bancorp, Inc.’s shareholders. Shareholders that beneficially own an aggregate of approximately 89% of the outstanding voting shares of Valley have entered into an agreement to vote in favor of the transaction. The transaction is expected to close during the fourth quarter of 2017.

Triumph Bancorp, Inc. was advised in this transaction by Wachtell, Lipton, Rosen & Katz as legal counsel. Shapiro Bieging Barber Otteson LLP acted as legal counsel and GLC Advisors & Co., LLC acted as financial adviser to Valley Bancorp, Inc.

Aaron P. Graft, Vice Chairman and CEO, and Bryce Fowler, CFO, of Triumph, will host a conference call for investors and analysts, to discuss the transaction details, beginning at 1:30 p.m. Central Time on Thursday, July 27, 2017.

To participate in the live conference call, please dial 1-855-940-9472 (Canada: 1-855-669-9657) and request to be joined into the Triumph Bancorp, Inc. call. A simultaneous audio-only webcast may be accessed via the Company’s website at www.triumphbancorp.com through the Investor Relations, News & Events, Webcasts and Presentations links, or through a direct link here at: http://services.choruscall.com/links/tbk170727.html. An archive of this webcast will subsequently be available at this same location on the Company’s website.

ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking and commercial finance activities. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, Iowa and Illinois. We also serve a national client base through our commercial finance offering, which includes factoring, equipment lending, asset based lending, commercial insurance and premium finance solutions for independent insurance agents.

Forward-Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the proposed transaction and the timing of the proposed transaction, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the proposed transaction may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the proposed transaction, Valley Bancorp, Inc.’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the “SEC”). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the SEC on February 17, 2017 and Triumph’s Quarterly Report on Form 10Q for the fiscal quarter ended June 30, 2017, filed with the SEC on July 21, 2017. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update such information.

SOURCE: Triumph Bancorp, Inc.

Triumph Investor Relations:

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com | 214-365-6936

Triumph Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@tbkbank.com | 214-365-6930

Valley Media Contact:

Donna Petrocco

President and CEO

DPetrocco@valleybankandtrust.com | 303-659-3490